                                                                     EXHIBIT 12

                            EXXON MOBIL CORPORATION

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                           Years Ended December 31,
                                    -------------------------------------------
                                     2000     1999     1998     1997     1996
                                    -------  -------  -------  -------  -------
                                             (millions of dollars)
Income before extraordinary item
 and cumulative effect of
 accounting change................  $15,990  $ 7,910  $ 8,144  $11,732  $10,474
Excess/(shortfall) of dividends
 over earnings of affiliates owned
 less than 50 percent accounted
 for by the equity method.........     (354)     300      164      (64)     186
Provision for income taxes(1).....   11,630    3,632    4,390    8,140    8,201
Capitalized interest..............     (409)    (423)    (400)    (448)    (467)
Minority interests in earnings of
 consolidated subsidiaries........      346      139      261      523      500
                                    -------  -------  -------  -------  -------
                                     27,203   11,558   12,559   19,883   18,894
                                    -------  -------  -------  -------  -------
Fixed Charges:(1)
 Interest expense--borrowings.....      637      826      769      811      944
 Capitalized interest.............      653      606      564      595      598
 Rental expense representative of
  interest factor.................      551      617      795      818      819
 Dividends on preferred stock.....       12        8        6        5        4
                                    -------  -------  -------  -------  -------
                                      1,853    2,057    2,134    2,229    2,365
                                    -------  -------  -------  -------  -------
Total adjusted earnings available
 for payment of fixed charges.....  $29,056  $13,615  $14,693  $22,112  $21,259
                                    =======  =======  =======  =======  =======
Number of times fixed charges are
 earned...........................     15.7      6.6      6.9      9.9      9.0

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Note:
(1) The provision for income taxes and the fixed charges include Exxon Mobil Corporation's share of 50 percent owned companies and majority owned subsidiaries that are not consolidated.

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